Exhibit 99.1

Strongbridge Biopharma plc Reports Third Quarter 2020 Financial Results and Provides Corporate Update

~ Company on Track to Submit New Drug Application (NDA) for RECORLEV® (levoketoconazole) to the FDA in the First Quarter of 2021 Following the Reporting of Positive Top-line Data from the LOGICS Study in the Third Quarter of 2020 ~

~ Reports KEVEYIS® (dichlorphenamide) Third Quarter 2020 Revenue of $8.1 Million Representing a 42 Percent Increase in Revenue Compared to $5.7 Million During Third Quarter of 2019 ~

~ Reiterates KEVEYIS® (dichlorphenamide) Full-Year 2020 Revenue Guidance of $28 Million to $29 Million ~

~ Increased Cash Position and Extended Runway to Fund Operations Into and Potentially Beyond the First Quarter of 2023 Following Completion of $25 Million Equity Raise ~

~ Strongbridge to Host Conference Call Today at 4:30 p.m. ET ~

Dublin, Ireland and Trevose, Pa., October 29, 2020 – Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today reported financial results for the third quarter of 2020 and provided a corporate update.

“This is an exciting time in the Company’s history, and we are very pleased with the progress that we have made over the last several months,” said John H. Johnson, chief executive officer of Strongbridge Biopharma. “In September, we reported positive and statistically significant top-line results from the Phase 3 LOGICS study of RECORLEV® (levoketoconazole) demonstrating its potential as an effective and well-tolerated cortisol synthesis inhibitor to treat patients with endogenous Cushing’s syndrome. We look forward to submitting a New Drug Application to the FDA in the first quarter of 2021 and have accelerated efforts to prepare for the potential commercialization of RECORLEV. Additionally, we are encouraged by the quarter-over-quarter revenue growth achieved with KEVEYIS® (dichlorphenamide), which reflects a 42 percent increase over the third quarter in 2019. Finally, the successful completion of our recent equity offering, which included participation from existing shareholders as well as new healthcare-focused institutional investors, provides the Company with the resources needed to fund operations into and potentially beyond the first quarter of 2023.”

Corporate & Financial Highlights:

Rare Endocrine Franchise: RECORLEV® (levoketoconazole)

●	On September 8, 2020, Strongbridge reported positive and highly statistically significant top-line results from the Phase 3 LOGICS study, which met its primary and secondary endpoints. Additionally, RECORLEV was generally well-tolerated with a safety and tolerability profile comparable to the profile observed in the Phase 3 SONICS study.
●	The Company is on-track to submit a New Drug Application (NDA) for RECORLEV to the U.S. Food & Drug Administration in the first quarter of 2021; if approved, the launch of RECORLEV is anticipated in the first quarter of 2022, following a projected 10-month PDUFA review cycle.

Rare Neuromuscular Franchise: KEVEYIS® (dichlorphenamide)

●	The Company achieved KEVEYIS net product sales of $8.1 million for the third quarter ended September 30, 2020, representing a 42 percent increase over third quarter 2019 revenue of $5.7 million.
●	Third quarter performance is partially attributed to a growing number of patients on drug, which resulted from new patient starts as well as the maintenance of existing patients on therapy. The Strongbridge patient services team continues to work closely with existing patients to minimize any interruptions or unnecessary discontinuations with therapy due to the ongoing COVID-19 pandemic.
●	The Company reiterates KEVEYIS full-year 2020 revenue guidance of $28 million to $29 million.

Financial Updates

●	Strongbridge had approximately $82 million of cash and cash equivalents as of September 30, 2020.
●	The Company completed a public offering of ordinary shares in September 2020, raising gross proceeds of $25 million which will be used for the development and commercialization of RECORLEV in the U.S., to support life cycle management activities of KEVEYIS, and other general corporate purposes. Additionally, utilizing its at-the-market (ATM) facility, the Company completed the sale of $4.9 million in ordinary shares to a new investor in the Company from an established healthcare-dedicated institutional fund at $3.50 per share.
●	The positive LOGICS study results reported in September provide the Company with the option to draw an additional $10 million from its existing debt facility in the fourth quarter of 2020; and upon FDA approval of RECORLEV, an additional $10 million would become available under the facility, subject to certain conditions.
●	Assuming the availability and full draw-down of the remaining $20 million from its debt facility, along with cash on-hand, the Company expects that it can fund its operations into and potentially beyond the first quarter of 2023.

Third Quarter 2020 Financial Results

The Company’s net revenues from sales of KEVEYIS increased $2.4 million, or 42%, from $5.7 million for the three months ended September 30, 2019 to $8.1 million for the three months ended September 30, 2020. The Company recorded cost of sales of $0.4 million for the three months ended September 30, 2020, compared to cost of sales of $1.0 million for the same period in 2019. Cost of sales decreased due to changes in the assumptions underlying the allocation between the purchase price of our inventory and the supply agreement. Our gross margins were 95% for three months ended September 30, 2020, compared to gross margins of 82% for the same period in 2019.

Selling, general and administrative expenses were $9.2 million for the three months ended September 30, 2020, compared to $12.8 million for the same period in 2019. The decrease during the current period was due to reduced personnel costs from headcount reductions, reduced spending due to COVID-19, and lower third-party expenses.

Research and development expenses were $6.8 million for the three months ended September 30, 2020, compared to $7.6 million for the same period in 2019. The decrease was primarily due to reduced support activities and materials for our LOGICS trial, offset by a small increase in costs from our OPTICS trial in 2020.

For the three months ended September 30, 2020, basic net loss attributable to ordinary shareholders on a GAAP basis was ($3.2 million), or ($0.06) per share, compared to a basic net loss attributable to ordinary shareholders of ($13.8) million, or ($0.25) per share, for the same period in 2019. Net loss for the three months ended September 30, 2020 was lower than the same period in 2019 due to the increase in KEVEYIS revenue of $2.4 million and the reduction in selling, general and administrative and research and development expenses. Additionally, there was a $3.7 million increase in the unrealized gain on the fair value of warrants recorded in 2020 compared to 2019.

For the three months ended September 30, 2020, non-GAAP basic net loss attributable to ordinary shareholders was ($6.5 million), or ($0.12) per share, compared to a non-GAAP basic net loss attributable to ordinary shareholders of ($13.6 million), or ($0.25) per share, for the same period in 2019. The decrease in non-GAAP net loss during the three months ended September 30, 2020 was primarily due to an increase in KEVEYIS revenue of $2.4 million. In addition, selling, general and administrative and research and development expenses decreased during the three months ended September 30, 2020 compared to the same period in 2019.

Year-to-Date 2020 Financial Results

The Company’s net revenues from sales of KEVEYIS increased $6.4 million, or 40%, from $16.1 million for the nine months ended September 30, 2019 to $22.5 million for the nine months ended September 30, 2020. The Company recorded cost of sales of $1.8 million for the nine months ended September 30, 2020, compared to cost of sales of $2.8 million for the same period in 2019. Cost of sales decreased due to changes in the assumptions underlying the allocation between the purchase price of our inventory and the supply agreement.  Our gross margins were 92% for nine months ended September 30, 2020, compared to gross margins of 82% for the same period in 2019.

Selling, general and administrative expenses were $29.3 million for the nine months ended September 30, 2020, compared to $37.1 million for the same period in 2019. The decrease during the current period was due to reduced personnel costs from headcount reductions, reduced spending due to COVID-19, and lower third-party expenses.

Research and development expenses were $20.5 million for the nine months ended September 30, 2020, compared to $22.9 million for the same period in 2019. The decrease was primarily due to decreases in product development and supporting activities resulting from the completion of our SONICS trial in 2019 and higher costs related to our LOGICS trial in 2019, offset in part by an increase in costs from our OPTICS trial in 2020.

For the nine months ended September 30, 2020, basic net loss attributable to ordinary shareholders on a GAAP basis was ($33.1 million), or ($0.60) per share, compared to a basic net loss attributable to ordinary shareholders of ($40.5) million, or ($0.75) per share, for the same period in 2019. Net loss for the nine months ended September 30, 2020 was lower than the same period in 2019 due to the increase in KEVEYIS revenue of $6.4 million and the reduction in selling, general and administrative and research and development expenses during the nine months ended September 30, 2020 compared to the same period in 2019. Those decreases were offset by a $9.9 million decrease in the unrealized gain on the fair value of warrants recorded in 2020 compared to 2019.

For the nine months ended September 30, 2020, non-GAAP basic net loss attributable to ordinary shareholders was ($23.5 million), or ($.43) per share, compared to a non-GAAP basic net loss attributable to ordinary shareholders of ($39.7 million), or ($0.73) per share, for the same period in 2019. The decrease in non-GAAP net loss during the nine months ended September 30, 2020 was primarily due to increase in KEVEYIS revenue of $6.4 million. In addition, selling, general and administrative and research and development expenses decreased during the nine months ended September 30, 2020 compared to the same period in 2019.

STRONGBRIDGE BIOPHARMA plc

Select Consolidated Balance Sheet Information (unaudited)

(in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
Cash and cash equivalents	$81,793	$57,032
Marketable securities	—	21,072
Total assets	117,646	117,638
Long-term debt, net	7,274	—
Total liabilities	43,078	45,447
Total stockholders’ equity	74,568	72,191

STRONGBRIDGE BIOPHARMA plc

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30,
	2020	2019	2020	2019
Revenues:
Net product sales	$8,053	$5,677	$22,468	$16,083
Royalty revenue	18	7	37	23
Total revenues	8,071	5,684	22,505	16,106

Cost and expenses:
Cost of sales (excluding amortization of intangible asset)	$408	$1,001	$1,770	$2,836
Selling, general and administrative	9,221	12,806	29,262	37,088
Research and development	6,771	7,552	20,475	22,874
Amortization of intangible asset	1,255	1,255	3,766	3,766
Total cost and expenses	17,655	22,614	55,273	66,564
Operating loss	(9,584)	(16,930)	(32,768)	(50,458)
Other income (expense), net:
Unrealized gain on fair value of warrants	6,949	3,202	162	10,079
Income from field services agreement	—	1,725	—	5,466
Expense from field services agreement	—	(1,672)	—	(5,659)
Interest expense	(523)	—	(776)	—
Other (expense) income, net	(1)	576	253	1,869
Total other income (expense), net	6,425	3,831	(361)	11,755
Loss before income taxes	(3,159)	(13,099)	(33,129)	(38,703)
Income tax expense	—	(691)	—	(1,768)
Net loss	$(3,159)	$(13,790)	(33,129)	(40,471)
Other comprehensive loss:
Unrealized loss on marketable securities	—	—	(3)	—
Comprehensive loss	$(3,159)	$(13,790)	$(33,132)	$(40,471)

Net loss attributable to ordinary shareholders:
Basic	$(3,159)	$(13,790)	$(33,129)	$(40,471)
Diluted	$(10,108)	$(16,992)	$(33,129)	$(50,550)
Net loss per share attributable to ordinary shareholders:
Basic	$(0.06)	$(0.25)	$(0.60)	$(0.75)
Diluted	$(0.18)	$(0.31)	$(0.60)	$(0.91)
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders:
Basic	56,105,155	54,192,710	54,883,975	54,174,629
Diluted	57,404,652	54,540,646	54,883,975	55,844,719

STRONGBRIDGE BIOPHARMA plc

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30, 2020
				Net loss
		Loss	Net loss	per share
		before	attributable	attributable
	Operating	income	to ordinary	to ordinary
	loss	taxes	shareholders	shareholders

GAAP	$(9,584)	$(3,159)	$(3,159)	$(0.06)

Non-GAAP Adjustments:

Amortization of intangible asset (a)	$1,255	$1,255	$1,255
Stock-based compensation - Research & Development (b)	$490	$490	$490
Stock-based compensation - Selling, General & Admin. (b)	$1,580	$1,580	$1,580
Unrealized gain on fair value of warrants (c)	—	$(6,949)	$(6,949)
Non-cash interest expense (d)	—	$271	$271

Adjusted	$(6,259)	$(6,512)	$(6,512)	$(0.12)

	Three Months Ended September 30, 2019
				Net loss
		Loss	Net loss	per share
		before	attributable	attributable
	Operating	income	to ordinary	to ordinary
	loss	taxes	shareholders	shareholders

GAAP	$(16,930)	$(13,099)	$(13,790)	$(0.25)

Non-GAAP Adjustments:

Amortization of intangible asset (a)	$1,255	$1,255	$1,255
Stock-based compensation - Research & Development (b)	$491	$491	$491
Stock-based compensation - Selling, General & Admin. (b)	$1,684	$1,684	$1,684
Unrealized gain on fair value of warrants (c)	—	$(3,202)	$(3,202)

Adjusted	$(13,500)	$(12,871)	$(13,562)	$(0.25)

(a)	The effects of amortization of the intangible asset are excluded because these charges are non-cash, and we believe such exclusion facilitates investors’ ability to more accurately compare our operating results to those of our peer companies.

(b)	The effects of non-cash employee stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. We believe this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(c)	The unrealized gain on fair value of warrants are excluded due to the nature of this item, which is non-cash and related primarily to the effect of changes in the company’s stock price at a point in time. We believe such exclusion facilitates investors’ ability to more accurately compare our operating results to those of our peer companies.

(d)	The effects of non-cash interest charges are excluded. We believe such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

STRONGBRIDGE BIOPHARMA plc

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except share and per share data)

	Nine Months Ended September 30, 2020
				Net loss
		Loss	Net loss	per share
		before	attributable	attributable
	Operating	income	to ordinary	to ordinary
	loss	taxes	shareholders	shareholders

GAAP	$(32,768)	$(33,129)	$(33,129)	$(0.60)

Non-GAAP Adjustments:

Amortization of intangible asset (a)	$3,766	$3,766	$3,766
Stock-based compensation - Research & Development (b)	$1,464	$1,464	$1,464
Stock-based compensation - Selling, General & Admin. (b)	$4,130	$4,130	$4,130
Unrealized gain on fair value of warrants (c)	—	$(162)	$(162)
Non-cash interest expense (d)	—	$406	$406

Adjusted	$(23,408)	$(23,525)	$(23,525)	$(0.43)

	Nine Months Ended September 30, 2019
				Net loss
		Loss	Net loss	per share
		before	attributable	attributable
	Operating	income	to ordinary	to ordinary
	loss	taxes	shareholders	shareholders

GAAP	$(50,458)	$(38,703)	$(40,471)	$(0.75)

Non-GAAP Adjustments:

Amortization of intangible asset (a)	$3,766	$3,766	$3,766
Stock-based compensation - Research & Development (b)	$1,595	$1,595	$1,595
Stock-based compensation - Selling, General & Admin. (b)	$5,475	$5,475	$5,475
Unrealized gain on fair value of warrants (c)	—	$(10,079)	$(10,079)

Adjusted	$(39,622)	$(37,946)	$(39,714)	$(0.73)

(a)	The effects of amortization of the intangible asset are excluded because these charges are non-cash, and we believe such exclusion facilitates investors’ ability to more accurately compare our operating results to those of our peer companies.

(b)	The effects of non-cash employee stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. We believe this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(c)	The unrealized gain on fair value of warrants are excluded due to the nature of this item, which is non-cash and related primarily to the effect of changes in the company’s stock price at a point in time. We believe such exclusion facilitates investors’ ability to more accurately compare our operating results to those of our peer companies.

(d)	The effects of non-cash interest charges are excluded. We believe such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

Conference Call Details

Strongbridge will host a conference call on Thursday, October 29 at 4:30 p.m. ET. To access the live call, dial 844-285-7153 (domestic) or 478-219-0180 (international) with conference ID 1287444. The conference call will also be audio webcast from the Company’s website at www.strongbridgebio.com under the “Investor/Webcasts and Presentations” section. A replay of the call will be made available for one week following the conference call. To hear a replay of the call, dial 855-859-2056 (domestic) or 404-537-3406 (international) with conference ID 1287444.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV® (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

About RECORLEV

RECORLEV® (levoketoconazole) is an investigational cortisol synthesis inhibitor in development for the treatment of patients with endogenous Cushing’s syndrome, a rare but serious and potentially lethal endocrine disease caused by chronic elevated cortisol exposure. RECORLEV is the pure 2S,4R enantiomer of ketoconazole, a steroidogenesis inhibitor. RECORLEV has demonstrated in two successful Phase 3 studies to significantly suppress serum cortisol and has the potential to be a next-generation cortisol inhibitor.

The Phase 3 program for RECORLEV includes SONICS and LOGICS: two multinational studies designed to evaluate the safety and efficacy of RECORLEV when used to treat endogenous Cushing’s syndrome. The SONICS study met its primary and secondary endpoints, demonstrating a statistically significant normalization rate of urinary free cortisol at six months. The LOGICS study, which met its primary endpoint, is a double-blind, placebo-controlled randomized-withdrawal study of RECORLEV that is designed to supplement the long-term efficacy and safety information supplied by SONICS. The ongoing long-term open label OPTICS study will gather further useful information related to the long-term use of RECORLEV.

RECORLEV has received orphan drug designation from the FDA and the European Medicines Agency for the treatment of endogenous Cushing's syndrome.

About KEVEYIS

KEVEYIS® (dichlorphenamide) is indicated for the treatment of primary hyperkalemic periodic paralysis, primary hypokalemic periodic paralysis, and related variants. In clinical studies, the most common side effects of KEVEYIS were a numbness or tingling, difficulty thinking and paying attention, changes in taste, and confusion. These are not all of the possible side effects that you may experience with KEVEYIS. Talk to your doctor if you have any symptoms that bother you or do not go away. You are encouraged to report side effects to Strongbridge Biopharma at 1-855-324-8912, or to the FDA at 1-800-FDA-1088 or visit www.fda.gov/medwatch. For additional KEVEYIS important safety information and the full prescribing information visit www.keveyis.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical facts, contained in this press release, are forward-looking statements, including statements related to the Company’s 2020 revenue guidance, expected cash runway and potential future borrowings, potential advantages of RECORLEV, status of clinical trials, the anticipated timing for the submission of an NDA for RECORLEV to the FDA and the potential launch of RECORLEV (if approved), Strongbridge’s strategy, plans, outcomes of product development efforts and objectives of management for future operations. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such statement, including risks and uncertainties associated with clinical development and the regulatory approval process, the reproducibility of any reported results showing the benefits of RECORLEV, the adoption of RECORLEV by physicians, if approved, as treatment for any disease and the emergence of unexpected adverse events following regulatory approval and use of the product by patients.  Additional risks and uncertainties relating to Strongbridge and its business can be found under the heading “Risk Factors” in Strongbridge’s Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequent Quarterly Reports on Form 10-Q as well as its other filings with the SEC. These forward-looking statements are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. The forward-looking statements contained in this press release are made as of the date of this press release, and Strongbridge Biopharma does not assume any obligation to update any forward-looking statements except as required by applicable law.

Contacts:

Corporate and Media Relations
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com

Investor Relations
Solebury Trout
Mike Biega

+1 617-221-9660
mbiega@soleburytrout.com